Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND QUARTER RESULTS

Company updates 2006 outlook

TAMPA, July 27, 2006 — TECO Energy, Inc. (NYSE:TE) today reported second quarter net income of $62.5 million or $0.30 per share, compared to $95.2 million or $0.46 per share in the second quarter of 2005. Net income for the quarter reflects a $23.9 million after-tax or $0.12 per share reduction of second quarter earnings from the estimated reduction in benefits from the sale of the ownership interests in the synthetic fuel production facilities. This reduction in the potential benefits from the production of synthetic fuel was a result of oil prices that were above the threshold level for the phase-out of the tax credits from synthetic fuel. (See the TECO Coal section.)

Second quarter net income and earnings per share from continuing operations were $61.1 million and $0.29, respectively, compared to $12.4 million and $0.06 per share in the same period in 2005. Results from continuing operations also reflect the $23.9 million after-tax reduction in earnings from the estimated reduction in benefits from the production of synthetic fuel.

Year-to-date net income and earnings per share were $117.7 million or $0.57 per share in 2006, compared to $127.9 million or $0.62 per share in the same period in 2005. Year-to-date net income reflects a $34.8 million after-tax or $0.17 per share reduction in earnings from the estimated reduction in benefits from the sale of the ownership interests in the synthetic fuel production facilities due to high oil prices. (See the TECO Coal section.)

Year-to-date net income and earnings per share from continuing operations were $116.3 million or $0.56 per share in 2006, compared to $63.9 million or $0.31 per share in the same period in 2005. Results from continuing operations also reflect the $34.8 million after-tax reduction in earnings from the estimated reduction in benefits from the production of synthetic fuel.

TECO Energy Chairman and CEO Sherrill Hudson said, “Our results this quarter clearly demonstrate the benefits of the debt retirements completed last year, although high oil prices reduced the benefits from the sale of TECO Coal’s synthetic fuel production facilities this year. Our Florida utilities continued to enjoy steady customer growth and more normal weather, but increased spending for system reliability and customer service enhancements at Tampa Electric are offsetting the growth this year. TECO Guatemala is producing strong results despite the expected higher tax rate. TECO Transport continues to benefit from better markets and pricing especially at the river business, and the conventional coal market fundamentals remain strong.”

Hudson went on to say, “In January, we provided our earnings outlook for 2006 in a range of $1.25 to $1.35 per share from continuing operations, excluding all charges and gains. Included in this outlook were about $0.40 per share of benefits from synthetic fuel production, which did not reflect a reduction in those benefits from high oil prices. Recent global events have increased the likelihood that oil prices for the year could be at a level that makes it uneconomic to produce synthetic fuel. Because of these factors we announced our decision almost two weeks ago to idle synthetic fuel production.”

“We’re updating our 2006 earnings outlook today to remove the potential earnings from synthetic fuel and effectively assume breakeven results for our seven months of production. As we’ve shown you in the past, when we adjust our original 2006 expectations to reflect synthetic fuel at the breakeven point, which is in effect the same as excluding benefits or costs of synthetic fuel, we would expect results to be in a range of $0.85 to $0.95. At this point, however, we now expect improved results from other segments of the business of about $0.05 per share, resulting in a revised 2006 earnings outlook of $0.90 to $1.00 per share, assuming that oil prices limit the results from the production of synthetic fuel to breakeven results,” Hudson added.

“On the cash front, as we’ve indicated in the past that, with or without synthetic fuel, we expect to have sufficient cash and the flexibility in the timing of certain cash expenditures to be in position to fully repay our TECO Energy 2007 debt maturities.” Hudson concluded.

Executive Vice President and Chief Financial Officer Gordon Gillette stated, “For some time, TECO Energy has been providing investors with non-GAAP earnings, which have excluded certain charges and gains but included synthetic fuel production, to help provide investors a clear view of the company’s ongoing performance. Due to the idling of the synthetic fuel production facilities, we will now provide a second non-GAAP measure which excludes all costs or benefits related to the production of synthetic fuel. This new measure will provide investors additional information to assess the company’s results and future earnings potential without the production of synthetic fuel. We will now provide both measures to allow comparison of our results both with and without synthetic fuel. As we have in the past, we’ll continue to provide our cash outlook with and without synthetic fuel as well.”

Non-GAAP Results

Second quarter 2006 non-GAAP results from continuing operations including synthetic fuel (Non-GAAP Results With Synthetic Fuel), which exclude the net effects of Hurricane Katrina at TECO Transport and a gain on the sale of the remaining assets of the unfinished McAdams Power Station, were $52.3 million, compared to $57.4 million in the 2005 period. Second quarter 2006 non-GAAP results excluding synthetic fuel (Non-GAAP Results Excluding Synthetic Fuel), which excludes the items noted above and costs or benefits associated with the production of synthetic fuel, were $53.0 million, compared to $36.2 million in the 2005 period.

Year-to-date Non-GAAP Results With Synthetic Fuel from continuing operations were $110.2 million, compared to $108.9 million in the 2005 period. Year-to-date Non-GAAP Results Excluding Synthetic Fuel were $100.9 million, compared to $65.1 million in the 2005 period.

For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section later in this release.

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Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel related benefits or costs for the periods shown.

Segment Information	3-Months Ended June 30,		6-Months Ended June 30,		12-Months Ended June 30,
(in millions)	2006	2005	2006	2005	2006	2005
Net Income (loss)
Tampa Electric	$37.1	$38.8	$59.5	$60.8	$145.8	$141.0
Peoples Gas System	5.9	6.0	18.5	18.8	29.2	27.9
TECO Coal	13.4	28.4	38.1	55.9	97.5	84.2
TECO Transport	6.5	5.3	11.6	9.4	22.5	16.5
TECO Guatemala	8.7	7.9	17.3	19.4	38.3	30.3
TWG Merchant(1)	—	(8.6)	—	(14.3)	(0.3)	(419.8)
Parent/other	(10.5)	(65.4)	(28.7)	(86.1)	(69.7)	(121.5)

Net income (loss) from continuing operations	61.1	12.4	116.3	63.9	263.3	(241.4)
Discontinued operations	1.4	82.8	1.4	64.0	0.9	(77.0)

Total net income (loss)	$62.5	$95.2	$117.7	$127.9	$264.2	$(318.4)

(1)	As of Jan. 1 2006, only historical data is presented for TWG Merchant as all merchant assets have been divested or impaired.

Operating Company Results:

Tampa Electric

Net income for the second quarter was $37.1 million, compared with $38.8 million for the same period in 2005. Results for the quarter reflect 3% average customer growth, higher retail energy sales and increased sales to other utilities. The increased energy sales were more than offset by the expected increase in non-fuel operations and maintenance expense. The expense increase was driven by additional spending on system reliability and coal-fired unit performance improvements and higher other costs.

Tampa Electric’s retail energy sales increased 5.2% in the second quarter from strong customer growth and more normal weather than the same period in 2005. Total heating and cooling degree-days for the Tampa area in the second quarter were 2% below normal, but 18% above actual levels in 2005 when total degree days were 17% below normal.

Year-to-date net income was $59.5 million, compared to $60.8 million in the 2005 period. These results reflect 2.7% higher retail energy sales and off-system energy sales that were higher than in the same period last year. The positive effects of 3% average customer growth were partially offset by total heating and cooling degree days that were 7% below normal but were 12% above 2005 actual degree days. Results for 2006 also reflect a $1.4 million after-tax benefit for the wholesale component of the sale of sulfur dioxide (SO2) emissions credits. Non-fuel operations and maintenance expense increased, as expected, primarily due to additional spending on system reliability and coal-fired unit performance improvements and other higher costs.

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Peoples Gas

Peoples Gas reported net income of $5.9 million for the second quarter, compared to $6.0 million in the same period in 2005. Quarterly results reflect average customer growth of 2.8% and strong off-system sales and gas transportation for power generation customers, offset by lower volumes for commercial and industrial customers and higher non-fuel operations and maintenance costs primarily related to personnel expenses. Results for this segment in 2006 also include $0.5 million from the small remaining energy services operating companies, which provide marketing, sales support and gas management services.

Year-to-date net income was $18.5 million, compared to $18.8 million in the 2005 period. Year-to-date results reflect 3.2% average customer growth, as well as the same factors as the second quarter. Sales to weather-sensitive residential and commercial customers were lower in the first quarter due to statewide heating degree-days that were significantly below normal and 2005. Results in 2006 included $1.0 million from the small remaining energy services operating companies described above.

TECO Coal

TECO Coal achieved second quarter net income of $13.4 million, compared to $28.4 million in the same period in 2005. TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel, which exclude the $0.7 million net cost related to synthetic fuel production in 2006 and the $21.2 million net benefits from synthetic fuel in 2005, were $14.1 million in 2006, compared to $7.2 million in the 2005 period. (See the Results Reconciliation table.)

Second quarter total sales were 2.4 million tons, including 1.5 million tons of synthetic fuel, compared to 2.5 million tons, including 1.7 million tons of synthetic fuel in the 2005 period. Compared to the second quarter in 2005, results reflect a 17% higher average net selling price per ton across all products, which excludes transportation allowances. In addition to strong markets, premiums for quality and sulfur content contributed to the higher selling prices. Sales volumes were lower than 2005 due to production downtime resulting from the relocation of continuous mining equipment within one of TECO Coal’s mining complexes.

Net income for the quarter reflected a $23.9 million after-tax reduction in the second quarter earnings benefits from synthetic fuel production due to oil prices above the threshold level for the phase-out of the tax credits from synthetic fuel. This amount includes a $6.5 million reduction in net income related to first quarter production of synthetic fuel due to the increase in the estimated 63% phase-out in the second quarter from the 41% phase-out estimate in the first quarter. Results also included a $3.2 million after-tax mark-to-market gain on the $20 million of hedges previously placed to protect the company’s synthetic fuel benefits against rising oil prices.

The average of the year-to-date NYMEX-settled price and the futures prices for the remainder of the year was approximately $71 per barrel, which resulted in about a 63% reduction in the benefits from synthetic fuel. Based on the year-to-date actual difference of more than $7 per barrel between the Producer First Purchase Price reported by the U.S. Department of Energy and NYMEX settled prices, TECO Coal now estimates

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the initial phase-out level for 2006 to be $62/Bbl on a NYMEX basis, and the range to be between $62 and $76 per barrel on a NYMEX basis. Final calculations of any reductions in benefits will not be made until after the end of the year when final oil prices are known. Changes in oil prices may cause quarterly adjustments to results, either positive or negative, depending on oil futures prices at the end of each quarter.

Compared to the 2005 full-year per-ton cash cost of production, the second quarter production costs increased almost 9%, due in part to the relocation of mining equipment during the quarter, but are expected to average 3 to 5% higher for the full year 2006 compared to 2005. Higher production costs reflect increased contract miner costs and continued higher fuel prices, which affect the cost of diesel fuel, explosives and the costs associated with relocating equipment. Due to the timing of certain cost increases in 2005, primarily contract miner costs, the quarter-over-quarter cost comparisons are not reflective of full-year expectations.

TECO Coal recorded year-to-date net income of $38.1 million in 2006, compared to $55.9 million in the 2005 period. TECO Coal’s 2006 year-to-date Non-GAAP Results Excluding Synthetic Fuel, which exclude the $9.3 million benefit associated with the production of synthetic fuel, were $28.8 million, compared to $12.1 million, excluding $43.8 million of synthetic fuel benefits, for the 2005 period. (See the Results Reconciliation table.)

Year-to-date 2006 total sales were 4.9 million tons, including 3.0 million tons of synthetic fuel, compared to 4.8 million tons including 3.3 million tons of synthetic fuel in the 2005 period. Compared to 2005, results reflect a 19% higher average net per ton selling price across all products, which excludes transportation allowances. Compared to the 2005 full-year per ton cash cost of production, the cash cost of production for the year-to-date period increased almost 8%, but is expected to average 3% to 5% higher for the full year 2006 compared to 2005.

Year-to-date net income reflects a $34.8 million after-tax reduction in the earnings benefits from synthetic fuel production due to high oil prices, which includes the positive impact of a $4.6 million of after-tax mark-to-market gain on the oil price hedges discussed above. Partially offsetting the reduction in synthetic fuel benefits was a $2.7 million after-tax benefit in the first quarter of 2006 from the true-up of the 2005 synthetic fuel tax credit rate.

TECO Transport

TECO Transport recorded second quarter 2006 net income of $6.5 million, compared to $5.3 million in the same period in 2005. TECO Transport’s second quarter 2006 non-GAAP results were $5.8 million, excluding the $1.5 million after-tax insurance recovery at TECO Barge Line related to Hurricane Katrina and the $0.8 million of after-tax direct costs associated with the restoration and recovery efforts for remaining Hurricane Katrina damage at TECO Bulk Terminal. (See the Results Reconciliation table.) The final major repairs to damage from Hurricane Katrina at TECO Bulk Terminal were completed in mid-April 2006, and product handling at the terminal is now at or above pre-hurricane levels. TECO Barge Line benefited from the delivery of 50 replacement river barges in the second quarter of 2006.

Second quarter results in 2006 reflect higher river barge rates, higher contract rates due to fuel adjustment clauses and lower operating costs partially offset by fuel

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costs that were more than 30% higher than in 2005. Results also reflect the qualification of four oceangoing vessels for the benefits of tax law changes under the Jobs Creation Act, compared to two vessels in the second quarter of 2005. The tax law change keeps U.S.-flag vessels competitive with non-U.S. flag vessels by reducing taxes on income earned by U.S.-flag vessels engaged in full-time international trade.

Year-to-date net income was $11.6 million in 2006, compared to $9.4 million in the 2005 period. Year-to-date non-GAAP results were $13.6 million in 2006, excluding $2.0 million of after-tax direct costs associated with damage from Hurricane Katrina at TECO Bulk Terminal and TECO Barge Line, net of the second quarter insurance recovery described above. (See the Results Reconciliation table.) These results also reflect fewer shipyard days on oceangoing vessels, higher river barge rates and fuel adjustments to contract rates partially offset by higher fuel costs.

TECO Guatemala

TECO Guatemala reported second quarter net income of $8.7 million in 2006, compared to $7.9 million in the 2005 period. The 2006 results reflect customer growth and higher energy sales at EEGSA and higher energy sales and capacity payments at the generating facilities, which were partially offset by higher tax rates compared to 2005. Results in 2005 included the one-year benefit of the 5% tax rate on dividends under the Jobs Creation Act, while 2006 reflects the normal 35% tax rate. Year-to-date 2006 net income of $17.3 million, compared to $19.4 million in the 2005 period, was driven primarily by the items described for the quarter, with the higher tax rate having the largest impact.

Parent / Other

The cost for “Parent/other” in the second quarter was $10.5 million, compared to a cost of $65.4 million in the same period in 2005. The non-GAAP results for “Parent/other” in the second quarter were a cost of $18.5 million, compared to a cost of $20.4 million in the 2005 period. Non-GAAP results in 2006 exclude an $8.1 million after-tax gain on the sale of the remaining assets of the unfinished McAdams Power Station, which had been previously impaired. Non-GAAP results in 2005 excluded a $45.0 million after-tax charge associated with the early retirement of $380 million of debt. Total parent interest expense declined by $9.9 million in the second quarter of 2006 due to the debt redemption and refinancing actions initiated in mid 2005. This was offset, in part, by no longer allocating interest to TWG Merchant.

The year-to-date “Parent/other” cost was $28.7 million in 2006, compared to $86.1 million in the 2005 period. The non-GAAP year-to-date cost was $36.8 million in 2006, compared to $41.1 million in the 2005 period. The year-to-date non-GAAP results were driven by the same factors as the quarter. Year-to-date 2006 total parent interest expense declined by $18.7 million due to the debt redemption and refinancing actions initiated in mid-2005.

Discontinued Operations

Second quarter net income from discontinued operations was $1.4 million in 2006, compared to $82.8 million in the same period of 2005. Results from discontinued operations in 2006 primarily reflect recoveries of amounts previously written-off from the

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smaller unregulated energy-related businesses that were previously sold. Results from discontinued operations in 2005 included the operating results from the Union and Gila River power stations through the end of May 2005 and the $76.5 million after-tax gain recorded upon their transfer to the lending bank group at the end of May 2005. Results in 2005 also included the results for the Commonwealth Chesapeake Power Station until its sale in April 2005. Net income from discontinued operations in the 2006 year-to-date period was $1.4 million, compared to $64.0 million in the 2005 period, driven by the same factors as the second quarter.

Cash and Liquidity

TECO Energy’s consolidated cash and cash equivalents, excluding all restricted cash, totaled $467.4 million at June 30, 2006. Restricted cash of $37.2 million includes $30.0 million held in escrow until the end of 2007 related to the sale of an interest in the synthetic coal production facilities. As of June 30, 2006, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $12.8 million and restricted cash of $9.0 million.

In addition, at June 30, 2006, aggregate availability under bank credit facilities was $665.5 million, net of letters of credit of $9.5 million outstanding under these facilities. At the end of the quarter, total liquidity, including cash plus credit facilities, was $1.1 billion, which included $488.1 million at Tampa Electric Company, consisting of $475.0 million of credit facilities, all of which were undrawn at June 30, 2006, and $13.1 million of cash. TECO Energy parent had total liquidity of $630.6 million at June 30, 2006, consisting of $440.1 million of cash and availability of $190.5 million under its credit facility.

2006 Earnings Outlook

In January, the company provided an outlook for expected 2006 results in a range between $1.25 and $1.35 per share, which assumed $0.40 per share from a full year of synthetic fuel production of about 6.3 million tons and no reduction in the net $22/ton pretax benefit, from synthetic fuel production. The company also provided a range of the potential impacts to the synthetic fuel benefits over a range of potential oil prices.

TECO Energy today is updating its previous 2006 guidance to reflect strong year-to-date performance in the five core businesses and to provide information on its expected results, which include the impact of its July 17, 2006, decision to idle its synthetic fuel production at the end of July. The company also believes this to be necessary given that year-to-date oil prices and oil price futures through the end of 2006 have remained at levels that are expected to limit the benefits from the production of synthetic fuel to near the breakeven level. The earnings breakeven point is the oil price at which the benefits from the production of synthetic fuel and benefits from oil price hedges exactly offset the costs to produce synthetic fuel. Given the definition of the breakeven calculation, Non-GAAP Results With Synthetic Fuel, with oil prices at the breakeven point, should equate to the previously discussed Non-GAAP Results Excluding Synthetic Fuel.

The per-share results from the five core businesses at the synthetic fuel breakeven point are currently forecast to be in a range of $0.90 to $1.00, which reflects a $0.05 per share increase over expectations provided in January. This increase is driven by better than originally expected performance and a favorable outlook for the remainder of the year in the five core businesses excluding the synthetic fuel operations.

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2006 Expected Results Excluding Synthetic Fuel Impacts
Original guidance range	$1.25	$1.35
Current operating improvements	0.05	0.05
Net synthetic fuel benefits included in guidance	(0.40)	(0.40)

Current guidance range– excluding synthetic fuel*	$0.90	$1.00

*	Excludes YTD Hurricane Katrina restoration costs and benefits at TECO Transport and excludes any future charges and gains.

The factors driving the operating improvements are expected continued customer and energy sales growth at Tampa Electric and normal weather conditions for the remainder of the year. TECO Coal expects strong margins on its planned production of between 9.5 and 10 million tons of coal for the full year. As long as the synthetic fuel production facilities are idled, all production will be sold as conventional coal. TECO Transport expects to benefit from continued strength in rates for the river barge and oceangoing segments, as well as normal operations at its terminal in Louisiana following the completion of major Hurricane Katrina related repairs in April. TECO Guatemala expects higher than previously forecast results, based on strong performance including higher energy sales and lower operations and maintenance costs. TECO Energy “Parent/other” is forecast to have improved results from lower operating expenses and the sale of properties by TECO Properties expected to close in the second half of 2006.

This 2006 forecast excludes any additional charges that might occur, such as any impairment charges against the remaining book value of the synthetic fuel production facilities. The company would expect to treat any such impairment charges as non-GAAP items. The company is reviewing the requirement to impair its remaining investment in the synthetic fuel production facilities and the need to expense certain related assets, such as inventory of production supplies. The potential third-quarter, after-tax charges for such impairments or expenses are approximately $5 million.

Synthetic Fuel

At June 30, 2006, year-to-date settled oil prices plus the remaining months’ futures prices averaged approximately $71/Bbl on a NYMEX basis, which resulted in a 63% reduction in the value of the synthetic fuel tax credits for 2006 through the first six months. If oil prices were to remain at a level resulting in that same 63% reduction in net synthetic fuel benefits for the year, there would be a synthetic fuel-related upside to the company’s new core business guidance range of $0.90 to $1.00 per share, which excludes synthetic fuel benefits. The following table illustrates estimates of the impacts on synthetic fuel earnings and the 2006 earnings range at oil prices different than the breakeven level for the seven months of production expected in 2006.

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2006 Synthetic Fuel Impact

	Average annual NYMEX oil price	Phase-out %	Synthetic Fuel Earnings*	2006 Earnings Range
12-months	<$62	0	$0.40	$1.25	$1.35
Operating improvements				0.05	0.05

Revised 12-months results				1.30	$1.40

7-months**	<$62	0	$0.24	$1.14	$1.24
	$65	20	$0.16	$1.06	$1.16
	$69	50	$0.08	$0.98	$1.08
	$71	63	$0.05	$0.95	$1.05
	$73***	78	—	$0.90	$1.00
	$76****	100	$(0.07)	$0.83	$0.93

*	Includes expected benefits from oil price hedges.
**	Assumes synthetic fuel production for the first seven months of 2006 and that synthetic fuel operations are idled for the remainder of the year.
***	Breakeven point.
****	Assumes seven months of production costs with no offsetting benefits from investors and includes $20 million cash / $0.05 per share benefit from oil price hedges.

The actual benefits from the year-to-date synthetic fuel production will be continuously adjusted throughout the remainder of the year based on actual prices and oil futures prices to determine the estimated average annual price. This may result in either positive or negative quarterly adjustments to the results from synthetic fuel production recorded in the first two quarters, depending on the estimated full-year average annual oil price at the end of each quarter. Final calculations will be made in 2007, when the Internal Revenue Service publishes the actual reference price.

The cost of producing synthetic fuel is estimated to be approximately $35 million for the seven-month period. As shown in the table, if production of synthetic fuel is not resumed and the tax credit is completely phased-out in 2006, there would be is a $0.07 per share downside, net of hedges, from the expected results of $0.90 to $1.00 per share.

2006 Cash Outlook

TECO Energy previously forecast TECO Energy parent net cash accumulation to be in a range of $130 to $170 million in 2006. At the midpoint of the range, $150 million, year-end parent cash was forecast to be $465 million. This forecast included approximately $140 million attributable to synthetic fuel benefits and assumed no phase-out of those benefits. At the $73/Bbl synthetic fuel breakeven point described above, and including $15 million of operating improvements, net parent cash accumulation would be reduced by approximately $120 million. At a full phase-out of the benefits, there would be an additional $25 million reduction in projected parent cash. The forecast of parent cash accumulation and year-end parent cash balance also included retirement of the remaining $100 million of 8.5% trust preferred securities due in 2041 and a $50 million equity contribution to Tampa Electric in 2006, both of which are discretionary and could be accomplished at other times. Even under a full phase-out of synthetic fuel benefits, TECO Energy expects to retire the full $357 million of parent-level debt maturing in 2007 without refinancing. At June 30, 2006, TECO Energy parent had a cash balance of $440 million.

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2007 Preliminary Outlook

The company expects that 2007 earnings, assuming no production of synthetic fuel, will be in a range between the revised 2006 results guidance and the previously communicated 2008 earnings target. In April, TECO Energy provided a target for 2008 earnings of at least 2005’s non-GAAP results of $1.23 per share. This target assumed no reduction in cash generated from the production of synthetic fuel in 2006 or 2007, continued strength in coal prices and margins at TECO Coal and operations and maintenance spending increases at inflationary levels after 2006 at Tampa Electric.

The 2007 expectations are based on continued customer and energy sales growth at the utilities and operations and maintenance expense increases at about inflationary levels. In 2007, TECO Coal expects to sell between 10 and 10.5 million tons of coal at average pretax margins near those being experienced in 2006. TECO Transport expects continued strong demand and rates similar to the 2006 level in the river barge and oceangoing businesses in 2007. TECO Guatemala expects lower interest expense on the non-recourse debt associated with its power plants, resulting from normal amortization and from recently negotiated lower interest rates. TECO Energy parent expects lower interest expense as a result of the retirement of the $357 million of debt that matures in 2007.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges and earnings from the production of synthetic fuel in the 2006 and 2005 quarterly, year-to-date and full-year periods. Management believes that the presentation of this non-GAAP financial performance provides investors a measure that reflects the company’s operations under its business strategy, which is focused on its five core businesses. Management also believes that it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Due to the uncertainty relating to the level of benefits available from the production of synthetic fuel and the idling of the synthetic fuel production facilities, TECO Energy will now provide a second measure of non-GAAP which excludes all costs or benefits related to the production of synthetic fuel. This will provide investors additional information to assess the company’s results and future earnings potential without the production of synthetic fuel. The company will now provide both measures to allow comparison of results both with and without synthetic fuel.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units and in determining levels of incentive compensation.

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The non-GAAP measure of financial performance used by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non- GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

Results Reconciliation (in millions)	3-months ended June 30,		6-months ended June 30,		12-months ended June 30,
	2006	2005	2006	2005	2006	2005
GAAP net income (loss)	$62.5	$95.2	$117.7	$127.9	$264.2	$(318.4)

Exclude discontinued operations(1)	1.4	82.8	1.4	64.0	0.9	(77.0)

GAAP net income (loss) from continuing operations	$61.1	$12.4	$116.3	$63.9	$263.3	$(241.4)

Add TECO Transport hurricane costs	0.8	—	3.5	—	16.1	—
Add TECO Transport hurricane insurance recovery	(1.5)	—	(1.5)	—	(15.2)	—
Add parent debt extinguishment(2)	—	45.0	—	45.0	1.7	44.5
Add TIE write-off	—	—	—	—	—	0.3
Add tax on Guatemalan cash repatriation	—	—	—	—	—	(1.9)
Add TECO Transport valuation adjustment	—	—	—	—	—	(0.2)
Add unutilized tax credits	—	—	—	—	—	(7.0)
Add Dell & McAdams valuation adjustment and gain on sale, net	(8.1)	—	(8.1)	—	(10.0)	381.7
Add corporate restructuring costs	—	—	—	—	—	6.5
Add steam turbine write-offs	—	—	—	—	—	12.8
Add gain on propane business sale	—	—	—	—	—	(0.2)

Total charges and gains	(8.8)	45.0	(6.1)	45.0	(7.4)	436.5

Non-GAAP results from continuing operations (3)	$52.3	$57.4	$110.2	$108.9	$255.9	$195.1

Synthetic fuel cost / (benefit)	0.7	(21.2)	(9.3)	(43.8)	(49.7)	(80.9)

Non-GAAP results excluding synthetic fuel	$53.0	$36.2	$100.9	$65.1	$206.2	$114.2

(1)	Discontinued operations for the 2005 periods included the losses associated with operations of the Union, Gila River, Commonwealth Chesapeake and Frontera power stations, as well as the energy services companies, and the gain on the final transfer of the Union and Gila River power stations in May 2005.
(2)	Includes the second quarter 2005 redemption premium and unamortized debt issuance costs associated with the June 2005 redemption of the 10.5% notes due in 2007 and the fourth quarter 2005 write-off of unamortized debt issuance costs associated with the December 2005 redemption of $100 million of 8.5% trust preferred securities. The 12 months ended 2005 results include the benefits from the early exchange of the 9.5% adjustable conversion-rate equity security units.
(3)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

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Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its second quarter results at 11:00 AM Eastern time, Friday, July 28, 2006. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release. Factors that could impact actual results include: unforeseen regulatory actions by federal, state or local authorities that could impact operations; an adverse outcome in the previously disclosed litigation; additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes, which are common during the summer months; commodity price changes affecting the margins at TECO Coal and TECO Transport, fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; and TECO Coal’s exposure to any changes in law, regulation or administration that would retroactively impact the federal income tax credits from the production of synthetic fuel or the related benefits that have been recognized to date. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2005.

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Summary Information as of June 30, 2006

	3-months Ended		6-months Ended		12-months Ended
(millions except per share amounts)
	2006	2005	2006	2005	2006	2005
Revenues	$862.6	$719.0	$1,699.0	$1,403.7	$3,305.4	$2,758.1

Net income (loss) from continuing operations	61.1	12.4	$116.3	$63.9	$263.3	$(241.4)
Net income (loss) from discontinued operations	1.4	82.8	1.4	64.0	0.9	(77.0)

Net income (loss)	$62.5	$95.2	$117.7	$127.9	$264.2	$(318.4)

Earnings (loss) per share from continuing operations – basic	$0.29	$0.06	$0.56	$0.31	$1.27	$(1.20)
Earnings (loss) per share from discontinued operations – basic	0.01	0.40	0.01	0.31	—	(0.39)

Earnings (loss) per share – basic	$0.30	$0.46	$0.57	$0.62	$1.27	$(1.59)

Earnings (loss) per share – diluted	$0.30	$0.44	$0.56	$0.60	$1.27	$(1.59)
Average common shares outstanding – basic	207.7	206.7	207.6	205.5	207.4	200.7
Average common shares outstanding – diluted	208.6	208.9	208.6	207.4	208.5	200.7

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com